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                                    For more information, contact
                                  Charlotte Walker (415) 286-6025
                                            cwalker@sanctuary.com




                                            FOR IMMEDIATE RELEASE


 Sanctuary Woods Closes More Than $4.5 Million In Financing

SAN MATEO, Calif., September 19, 1996-Charlotte Walker, president of Sanctuary Woods Multimedia Corporation (V:SWD), announced today that the educational software company has received and closed $4.55 million in financing.

According to Walker, the proceeds will be used to re-capitalize the Company's balance sheet and provide working capital to fund the fiscal 1997-1998 operating plan, as well as pay down the existing line of credit and payables balances. "This financing allows us to execute our product strategy and to support our products in the school, consumer retail and on-line markets," she said. The Company, which recently shipped NFL Math 2nd Edition under its Head Coach brand, is expected to release NFL Reading and Franklin's Activity Center in October, as well as open a transaction-based web site, www.ah-hah.com.

The financing, arranged primarily with large institutional investors, is an 8% debenture convertible into the Company's common stock at a $0.55 per share conversion price, with a due date of July 31, 1999, which automatically converts at maturity, if not previously converted. In addition, for each $2.00 invested, investors have been granted three-year warrants to purchase one share of the Company's common stock with a strike price of $0.6875 each.

In a related announcement, the maturity date of Sanctuary Woods' credit line with its lending bank was extended to April 1997. The agreement also establishes a revolving line of credit up to the defined borrowing base or $750,000, whichever is less.

Following significant losses in 1995, Sanctuary Woods replaced most of its top management, sold its entertainment product development studio to Disney Interactive in May of this year, and posted net income in the quarter ended June 30, 1996. Today, Sanctuary Woods focuses development on its line of educational software which includes NFL Math and Major League Math in the Head Coach series of products. The company is headquartered in San Mateo, Calif.

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Sanctuary Woods is a registered trademark and Head Coach is a trademark of Sanctuary Woods Multimedia Corporation. NFL is a trademark of the National Football League. Major League Math is a trademark of Major League Baseball Properties, Inc.